Exhibit 10.2

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS.  ASTERISKS DENOTE OMISSIONS.

AMENDED LICENSE AGREEMENT

This Amended License Agreement (“Amended License Agreement”) is entered into as of December 16, 2013 (“Effective Date”), by and between ZBB Energy Corporation (“ZBB”), a Wisconsin Corporation having its place of business at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin, USA and Lotte Chemical Corporation (“Lotte”), f/k/a Honam Petrochemical Corporation, a Korean company having its place of business at The LOTTE Tower building, 395-67, Shindaebang-Dong, Dongjak-Gu, Seoul, 156-711 Korea; each individually referred to as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS the Parties entered into Collaboration Agreement (defined in Section 1) for the joint development of ZnBr flow batteries which was completed as of January 31, 2012.

WHEREAS the Parties entered into a License Agreement on September 9, 2013 to grant Lotte certain licenses to use the Technology (defined in Section 1).

WHEREAS the Parties agreed to amend a License Agreement dated on September 9, 2013 on the basis of Letter of Intent Amendment A on September 10, 2013.

WHEREAS ZBB desires to grant a license to Lotte to use the Technology and Lotte desires to obtain a license to use the Technology from ZBB, in order to manufacture and sell certain Products (defined in Section 1), as specified in the license grant below and in accordance with the terms and conditions of this Amended License Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS

The following capitalized terms have the meanings set forth below:

“Background Technology” means the technology, know how and technical information and all Intellectual Property Rights in and to the technology, know how and technical information owned, developed or acquired by ZBB prior to the Collaboration Agreement, or outside the scope of the Collaboration Agreement, which has application in the zinc bromide flow battery and power control systems field, as identified in Exhibit A.

“Business Day” means a day on which commercial banks in the United States and Korea generally are open to conduct their regular banking business.

“Collaboration Agreement” means the Collaboration Agreement signed by Lotte (f/k/a Honam Petrochemical Corporation) and ZBB dated April 13, 2011 which was executed between the Parties.

“Research Development Agreement” means agreement signed by Lotte and ZBB dated December 16th, 2013 which was executed between the Parties.

“Exclusive Territory” means the territory of the Republic of Korea.

ZBB and Lotte Confidential Information
Amended License Agreement

“Intellectual Property Rights” or “IPR” means all intellectual property and proprietary rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including: (a) trade secrets, know-how, trademarks, service marks, copyrights (including all other literary and author rights), patents, inventions, designs, logos and trade dress, moral rights, mask works, rights of personality, publicity, and privacy, rights in customer information, rights (if any) in domain names; (b) any application or right to apply for any of the rights referred to in clause (a); (c) all renewals, reissues, extensions, divisions, continuations, continuations in part, future equivalents, and restorations thereof, now or hereafter in force and effect; and (d) all rights or causes of action for infringement or misappropriation of any of the foregoing, including the right to collect and retain damages from those causes of action.

“Non-Exclusive Territory” means all global territories with the exception of China, the United States, and the Exclusive Territory.

“Product” means the ZnBr flow battery manufactured by Lotte using any of the Technology.

“Program Technology” means, collectively, all of the Program Technology (as defined in the Collaboration Agreement and the Research Development Agreement, respectively) arising from the Project (as defined in the Collaboration Agreement and the Research Development Agreement, respectively).

“Technology” means the ZnBr flow battery module, ZnBr flow battery stacks, and technical information and know how related to the foregoing described in Exhibit B (including all ZBB Background Technology included therein), and all IPR associated with the foregoing. For purposes of this Agreement, the definition “Technology” does not include any Program Technology.

2.            LICENSE GRANT

2.1           Exclusive License. Conditioned upon Lotte’s full compliance with all of the terms herein, ZBB hereby grants to Lotte an exclusive, non-assignable, non-transferable, non-sublicenseable, royalty-free limited license to use the Technology in the Exclusive Territory in order to make, have made, offer to sell, sell and install the Product in the Exclusive Territory.

2.2           Non-Exclusive License. Conditioned upon Lotte’s full compliance with all of the terms herein, including payment of all fees and Royalties as set forth in Section 4, ZBB hereby grants to Lotte a non-exclusive, non-assignable, non-transferable, non-sublicenseable (a) royalty-free limited license to reproduce, install, operate and use the Technology solely for Lotte Group’s internal use and only at any facility or location owned, leased or operated by or on behalf of Lotte Group in the Non-Exclusive Territory and in the United States, in order to make and have made, the Product, provided that each such facility or location shall have a primary purpose other than energy storage, except in the limited circumstances where energy stored solely to service a facility or building owned, leased or operated by the Lotte Group; and (b) royalty-bearing limited license to offer to sell and sell the Product in the Non-Exclusive Territory subject to the payment of the Royalties as set forth in Section 4 and Exhibit C (Royalty Rates). “Lotte Group” means Lotte and any Affiliate of Lotte (as defined in the Collaboration Agreement).

2.3           ZBB Support. Lotte can offer to sell, sell or install Products in the United States, if ZBB gives its prior written approval, in each case at ZBB’s discretion. In this case, upon Lotte’s request, ZBB and Lotte will use commercially reasonable efforts to negotiate a separate written agreement between ZBB and Lotte to support the approved Lotte sales activity (for example, a separate agreement for sales and installation support services).

ZBB and Lotte Confidential Information
Amended License Agreement

2.4           No Other Rights.  Except for the rights expressly granted in Sections 2.1, 2.2 and 2.3 of this Amended License Agreement, Lotte has no other rights in the Technology, express or implied. All rights in the Technology, except for those license rights expressly granted to Lotte in Sections 2.1, 2.2 and 2.3 of this Amended License Agreement, are reserved and retained by ZBB.

2.5           License Limitations.

(a)           Lotte may decompile, modify or improve the Technology for research and manufacture of new version ZnBr flow battery for sale after collaboration, in accordance with the terms and conditions of this Amended License Agreement;

(b)           Subject to this Amended License Agreement, Lotte will not reverse engineer, decompile, modify or disassemble any of ZBB’s new Background Technology developed after the end date of the Collaboration Agreement Project Term (defined in the Collaboration Agreement), except and only to the extent such activity is permitted by the Collaboration Agreement or by applicable law notwithstanding this limitation;

(c)           Lotte will not remove any proprietary notices or labels on the Technology or any copy thereof. Lotte will not use ZBB’s trademarks, trade names, logos or other proprietary marks, or any contraction, abbreviation or simulation of the trademark or name of ZBB in any manner in connection with this Agreement, including advertising, publicity or otherwise, unless it is permitted under a separate written agreement between the parties;

(d)           Lotte will not make any representations, warranties, or other commitments on behalf of ZBB to any third party; and

(e)           Lotte will not exercise any license rights granted herein in violation of any applicable laws, rules, regulations and ordinances in the Exclusive or Non-Exclusive Territories or the United States.

3.            TERM AND TERMINATION

3.1           Term. This Amended License Agreement will commence as of the Effective Date and will remain in effect (the “Term”) unless otherwise terminated as set forth below. The “Royalty Term” will commence as of the Effective Date and will remain in effect until December 31, 2019.

3.2           Termination for Cause.  Either Party may terminate this Amended License Agreement for an uncured Cause (as defined below) upon at least thirty (30) days prior written notice to the other Party.  If the subject Cause is not cured within such thirty (30) day period, then the Party providing notice may terminate this Amended License Agreement.  “Cause” means the material breach or default of the other Party in the performance of the terms of this Amended License Agreement.

3.3           Termination for Bankruptcy. Either Party may terminate this Agreement by giving notice in writing with immediate effect to the other Party upon occurrence of any of the following events:

ZBB and Lotte Confidential Information
Amended License Agreement

(a)
The other Party (i) institutes a voluntary case or undertakes actions to form an arrangement with creditors for the purpose of paying past due debts or seeking liquidation, reorganization, moratorium of payments or the suspension of payment obligations, under any bankruptcy law (or any successor statute or similar statute in any relevant jurisdiction) or otherwise, or consents to the institution of an involuntary case thereunder against it, (ii) files a petition in bankruptcy, (iii) applies for, or consents or acquiesces to the appointment of a receiver, curator (including a temporary curator), liquidator, sequestrator, trustee or other officer with similar powers, (iv) makes an assignment for the benefit of creditors or (v) admits in writing its inability to pay its debts generally as they become due.

(b)
An involuntary case is commenced seeking the liquidation or reorganization of the other Party under any bankruptcy law (or any successor statute or similar statute under any relevant jurisdiction) or any similar proceeding under any other law and (i)  the petition commencing the involuntary case is not dismissed within 60 days of its filing, (ii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of the other Party and such appointment is not vacated within 60 days, (iii) an order for relief is issued or entered therein; or (iv) a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers is entered.

3.4           Effects of Termination. In the event of the termination of this Amended License Agreement by ZBB under Section 3.2 due to Lotte’s Cause or under Section 3.3, Lotte’s license grants under Sections 2.1, 2.2 and 2.3 will terminate immediately, and Lotte will cease using the Technology and distributing the Product, but ZBB shall not refund any payment and other fee already received pursuant to this Amended License Agreement and Lotte will remain obligated to pay all amounts due and owing pursuant to this Amended License Agreement up to the date of termination. In the event of the termination of this Amended License Agreement by Lotte under Section 3.2 due to ZBB’s Cause or under Section 3.3, Lotte shall be entitled to continue practicing the rights and licenses granted under this Amended License Agreement, provided that Lotte pays the license fee in Section 4.1 and the Success Fee in Section 4.2 and continues to pay all Royalties to ZBB (or its successor in interest) until the end of the Royalty Term as they become due pursuant to the terms and conditions of this Amended License Agreement, and complies with all of the terms and conditions of this Amended License Agreement, which will survive such termination and apply to Lotte’s exercise of its license rights hereunder; if Lotte does not make such payments or does not comply with the terms and conditions of this Amended License Agreement, all of its license rights will terminate and Lotte will cease using the Technology and distributing the Product.  Unless earlier terminated by ZBB under Section 3.2 due to Cause or under Section 3.3, after the end of the Royalty Term, conditioned upon Lotte making all payments due (including the license fee in Section 4.1, the Success Fee in Section 4.2 and all Royalties) under the Amended License Agreement and being in compliance with all of the Amended License Agreement’s terms and conditions, Lotte’s license grants in Sections 2.1, 2.2 and 2.3 will survive after the end of the Royalty Term and Lotte may continue practicing the right and licenses granted under this Amended License Agreement in the Exclusive Territory and Non-Exclusive Territory without further payment of royalty, in accordance with the other terms and conditions of this Amended License Agreement. Sections 1, 3.1, 3.4, 4, 5, 6, 7, and 8 will survive after the termination or expiration of this Amended License Agreement.

ZBB and Lotte Confidential Information
Amended License Agreement

4.           CONSIDERATION

4.1          License Fee. In partial consideration for the licenses granted under this Amended License Agreement, Lotte will pay to ZBB a license fee of $3.0 million dollars, which will be paid in 3 equal installments as follows: (a) $1.0 million will be paid 20 days after the Effective Date of this Amended License Agreement; (b) $1.0 million will be paid 45 days after the Effective Date of this Amended License Agreement; and (c) $1.0 million will be paid 75 days after the Effective Date of this Amended License Agreement. If Lotte does not pay ZBB any of the installments set forth in (a), (b) and (c) above for a total license fee of $3.0 million dollars within 75 days after the Effective Date of this Amended License Agreement, then this Amended License Agreement will be terminated and the License Agreement between the Parties effective September 9, 2013 will be reinstated and will supersede this Amended License Agreement as to the subject matter of those agreements.

4.2          Success Fee.  In addition to the License Fee set forth in Section 4.1 above, Lotte will pay ZBB a success fee of $1.0 million dollars (the “Success Fee”), which will be paid in 3 installments on the dates on which the following milestones are successfully achieved:

A.	When a battery stack averages [***]% or more round trip DC efficiency over 100 cycles on a single stack test, Lotte will pay ZBB 50% of the Success Fee ($500,000); and

B.	When test stacks (at Lotte) have completed 600 full cycles with less than or equal to [***]% degradation, Lotte will pay ZBB 25% of the Success Fee ($250,000); and

C.
When a 50 kWh system demonstrates [***]% or more efficiency at the DC bus and the final design release of 500 kWh prototype system is approved by Lotte (such approval not to be unreasonably withheld), Lotte will pay ZBB 25% of the Success Fee ($250,000).

Both Party shall establish a “Steering Committee” and hold Steering Committee Meeting for checking whether the above milestones are achieved or not under Section 4.2. Each Party shall appoint two (2) persons to the Steering Committee, one of which will be a business representative, one of which will be a person who has technical knowledge.

If Lotte fails to make the payments of the Success Fee as set forth in this Section 4.2 and does not cure such failure to pay within thirty (30) days after Lotte has received notice from ZBB of such failure, then the total Success Fee will become immediately due and payable and Lotte will pay to ZBB the difference between $1.0 million and any payments already made to ZBB in accordance with Section 4.2, Sub-Sections (A), (B) and (C).

4.3           Royalty

(a)	Royalty Payments. Lotte will pay to ZBB the royalties as set forth in Exhibit C (“Royalty” or “Royalties”).

(b)
Reporting and Payment. Lotte will, within 30 days after the end of each calendar quarter, provide ZBB with a report of Royalties accrued under this Amended License Agreement and remit to ZBB the amounts corresponding to the report.

4.4           Taxes. All fees paid under this Amended License Agreement are exclusive of all taxes, duties, fees, and other government mandated charges, including sales, use, services, employment and value added taxes (“Taxes”). Lotte will be liable and will pay for all applicable Taxes, except for ZBB’s income taxes.  If Lotte is required to withhold Taxes from any payments made to ZBB hereunder, Lotte may withhold such Taxes and remit them to the appropriate authorities.  If Lotte withholds any Taxes, Lotte will provide ZBB with a receipt from the relevant taxing authority.

ZBB and Lotte Confidential Information
Amended License Agreement

4.5           Audit Rights. Lotte will keep and maintain accurate and detailed books and records adequate to allow ZBB to ascertain the amount of Royalties payable hereunder for the duration of the Amended License Agreement and at least five (5) years from the expiration or termination of the Amended License Agreement or the Royalty Term, whichever is later.  ZBB will have the right to audit Lotte’s books, records, and facilities no more than once annually, during normal business hours and upon reasonable notice, until one (1) year after the expiration or termination of the Amended License Agreement or the Royalty Term, whichever is later, for the purpose of verifying the amounts due and payable to ZBB and to verify Lotte’s compliance with the terms of this Amended License Agreement.  Only for this purpose and to an extent reasonable for this purpose, such audit will be performed by an external auditor that is a certified public accountant selected by the ZBB. The auditor will be bound by customary confidentiality requirements for such auditing activity. ZBB will pay its costs for such audits, unless an audit discloses underpayment by Lotte of more than five percent (5%) of the total amounts due for a calendar quarter, in which case Lotte will reimburse ZBB for all costs and expenses incurred in connection with such audit (including the fees and expenses of the auditor) in addition to correcting any underpayment found to be owing by the audit. In the event that any such audit reveals an underpayment of amounts due, Lotte will promptly pay all amounts due plus 12% per annum interest thereon.

4.6           Currency. All amounts set forth in this Amended License Agreement are, and all payments under this Amended License Agreement will be, in United States Dollars. If Lotte calculates Royalty payments in currency other than United States dollars, such foreign currency will be converted to United States dollars at the conversion rate for foreign currency as published in the eastern edition of The Wall Street Journal published on the last Business Day in the United States (notwithstanding the definition of “Business Day” in Section 1 above) of the applicable calendar quarter.

5.            CONFIDENTIALITY

Each Party (the "Receiving Party") undertakes to retain in confidence the terms of this Amended License Agreement and all other non-public information, technology, materials and know-how of the other Party (“Disclosing Party”) disclosed or acquired by the Receiving Party pursuant to or in connection with this Amended License Agreement that is either designated as proprietary and/or confidential or, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided, that each Party may disclose the terms and conditions of this Amended License Agreement to its immediate legal and financial consultants in the ordinary course of its business and as required by law or the rules of any applicable securities exchange.  Neither Party may use any Confidential Information with respect to which it is the Receiving Party for any purpose other than to carry out the activities contemplated by this Amended License Agreement.  Each Party agrees to use commercially reasonable efforts to protect Confidential Information of the other Party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature.  Each Party will also notify the other promptly in writing if such Party learns of any unauthorized use or disclosure of any Confidential Information that it has received from the other Party, and will cooperate in good faith to remedy the occurrence to the extent reasonably possible.  The restrictions set forth in this Section do not apply to any information that: (a) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other Party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make the disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in that event, only to the extent required to be disclosed, and provided that the Disclosing Party is given the opportunity to review and redact the Amended License Agreement prior to disclosure); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other Party.  Upon request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all materials, in any medium, that contain or reveal all or any part of any Confidential Information of the Disclosing Party except that the Receiving Party may retain one copy for archival purposes.  Each Party acknowledges that breach of this provision by it would result in irreparable harm to the other Party, for which money damages would be an insufficient remedy, and therefore that the other Party will be entitled to seek injunctive relief to enforce the provisions of this Section.

ZBB and Lotte Confidential Information
Amended License Agreement

6.            WARRANTIES

6.1           Lotte Representations and Warranties. Lotte represents, covenants and warrants to ZBB that:

(a)           Lotte is duly organized, validly existing, has full and adequate power to own its property and conduct its business as now conducted, is in good standing and duly licensed, and has procured all necessary licenses, registrations, approvals, consents, and any other communications in each jurisdiction as required to enable Lotte to perform its obligations under this Amended License Agreement;

(b)           Lotte will comply with all applicable laws, rules, regulations and ordinances;

(c)           Lotte will comply with all relevant export laws and regulations (collectively, “Export Controls”).  If required by law, Lotte will provide ZBB with all export classifications for the Product, a description of the technology and components contained within the Product that are subject to Export Controls, and copies of relevant export licenses obtained by Lotte or information reasonably sufficient to substantiate that no license is required.  In addition, upon ZBB’s request, Lotte will use commercially reasonable efforts to assist ZBB with obtaining any required export licenses, if necessary.

(d)           The execution, delivery, and performance of this Amended License Agreement by Lotte and the performance by Lotte of the transactions contemplated in this Amended License Agreement have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and this Amended License Agreement constitutes the valid, legal, and binding obligation of Lotte; and

(e)           Lotte is not and will not be subject to any agreement or other constraint that does, would, or with the passage of time would, prohibit or restrict Lotte’s right or ability to enter into or carry out its obligations hereunder.

6.2           DISCLAIMER. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE TECHNOLOGY AND PRODUCT IS ASSUMED BY LOTTE.  ZBB DISCLAIMS ALL WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THERE IS NO WARRANTY BY ZBB OF TITLE OR OF NONINFRINGEMENT WITH RESPECT TO THE TECHNOLOGY OR PRODUCT. THIS DISCLAIMER IN THIS SECTION 6.2 WILL NOT AFFECT ANY INDEMNIFICATION PROVIDED IN FAVOR OF LOTTE IN SECTION 7.

ZBB and Lotte Confidential Information
Amended License Agreement

7.             INDEMNITY

7.1           ZBB’s Indemnity Obligation.  ZBB will, at its sole expense, defend (upon request), indemnify and hold harmless Lotte and its directors, officers, employees, agents and independent contractors (collectively, “Lotte Indemnitees”) from and against, and pay for, any and all judgments, liabilities, bona fide settlements, penalties, losses, costs, damages, and other expenses (including reasonable fees of attorneys and other professionals) arising from any claim, action or proceeding brought by any third party (each a “Claim”) to the extent the Claim is based upon infringement, violation or misappropriation of any third party patent, copyright, trademark, service mark, mask work, or trade secret in the Exclusive Territory or the Non-Exclusive Territory by the Technology. Notwithstanding the foregoing, ZBB will have no defense, indemnification or hold harmless obligation under this Section 7.1 or otherwise under this Amended License Agreement for any Claim to the extent it arises from (i) the Product; (ii) use of the Technology in a manner not authorized by the terms of this Amended License Agreement; (iii) modification of the Technology by anyone other than ZBB; (iv) combination of the Technology with any other products, services, hardware, software, technology or other materials; or (v) failure by Lotte to cease using the Technology as requested by ZBB to avoid infringement, after ZBB notifies Lotte of the potential infringement.

7.2           Lotte’s Indemnity Obligation. Lotte will, at its sole expense, defend (upon request), indemnify and hold harmless ZBB and its directors, officers, employees, agents, and independent contractors (collectively, "ZBB Indemnitees") from and against, and pay for, any and all judgments, liabilities, bona fide settlements, penalties, losses, costs, damages, and other expenses (including reasonable fees of attorneys and other professionals) arising out of or related to Lotte’s breach of any representation, warranty, or other obligation in this Amended License Agreement or any use (including distribution and sale) of the Technology or Product, including any infringement, violation or misappropriation of any third party patent, copyright, trademark, service mark, mask work, or trade secret by the Technology to the extent the Claim arises under Sections 7.1(i), (ii), (iii), (iv) or (v) above, or by the Product, to the extent not due to (a) ZBB’s gross negligence or willful misconduct or (b) a Claim that is covered by ZBB’s indemnity obligations under Section 7.1 of this Amended License Agreement.

7.3           Right to Counsel; Payment. The indemnified party will have the right to employ separate counsel, at its sole expense, and participate in the defense of any claim. The indemnifying party will reimburse the indemnified party, upon demand, for any payments made or loss suffered by any of the indemnified party’s Indemnitees at any time, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of any claim, regarding any damages related to any claim for which the indemnifying party is required to provide indemnification under this Section. The indemnifying party will not settle any claim or action on the indemnified party’s behalf without first obtaining the indemnified party’s written consent.

7.4           DAMAGES LIMITATION. EXCEPT INDEMNIFICATION OBLIGATIONS ARISING UNDER SECTION 7 (INDEMNITY), DAMAGES ARISING FROM ANY BREACH OF SECTION 5 (CONFIDENTIALITY), AND GROSS NEGLIGENCE OR WILFULL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES FOR ANY CLAIM ARISING UNDER THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION AND EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Amended License Agreement

8.            MISCELLANEOUS PROVISIONS

8.1           Bankruptcy Assurance. The license rights granted to Lotte herein shall be deemed licenses of “intellectual property” for purposes of the United States Code, Title 11, Section 365(n). In the event of ZBB’s bankruptcy and a subsequent rejection or disclaimer of this Amended and Restated License Agreement, or the license rights granted herein, by a bankruptcy trustee or by ZBB as a debtor in possession, whether under the law of the United States, or in the event of a similar action under applicable law, Lotte may elect to retain its license rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

8.2           Notices and Other Communications.  Any and all notices, requests, demands and other communications required by or otherwise contemplated to be made under this Amended License Agreement or applicable law shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received; (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to Lotte:

Name: Jack Hwang
Lotte Chemical Corporation
The LOTTE Tower Building
395-67 Shindaebang Dong
Dongjak-Gu
Seoul, 156-711 Korea

with a copy (which copy shall not constitute notice) to:

Name: Starwood Kim
Lotte Chemical Corporation
The LOTTE Tower Building
395-67 Shindaebang Dong
Dongjak-Gu
Seoul, 156-711 Korea

If to ZBB:

Mr. Dan Nordloh
Executive Vice President – Global Business Development
ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin, USA 53051

with a copy (which copy shall not constitute notice) to:

Mr. Mark Busch
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina, USA 28202

or to such other address or facsimile number as a Party may specify to the other Party from time to time in writing.

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Amended License Agreement

8.3           Severability.  If any provision in this Amended License Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Amended License Agreement which shall remain in full force and effect.  In such event, the Parties shall use their respective best efforts to negotiate in good faith a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Amended License Agreement.

8.4           No Waiver.  No waiver of any term or condition of this Amended License Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Amended License Agreement and duly signed by the waiving Party.  The failure of a Party to enforce at any time any of the provisions of this Amended License Agreement, or the failure to require at anytime performance by the other Party of any of the provisions of this Amended License Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

8.5           Entire Agreement; Amendments.  The terms and conditions contained in this Amended License Agreement (including the exhibits hereto) constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof, including the License Agreement between the Parties effective September 9, 2013, which is terminated as of the Effective Date of this Amended License Agreement (except as otherwise set forth in Section 4.1 of this Amended License Agreement), and the Letter of Intent (Amendment A) between the Parties dated September 10, 2013.  No agreement or understanding amending this Amended License Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Amended License Agreement and which is signed and delivered by duly authorized representatives of each Party.

8.6           Assignment and COC (Change of Control).  No Party shall have the right to assign its rights or obligations under this Amended License Agreement without the written consent of the other Party, except that either Party may assign the Amended License Agreement without the other Party’s written consent to the surviving entity in a merger, consolidation or reorganization or to the purchaser in an acquisition of all or substantially all of the assets or stock of the assigning Party, provided that prior to the assignment the assignee agrees in writing to be bound by this Amended License Agreement.  Any assignment or purported assignment not made in accordance with this Section shall be void and of no force and effect.  This Amended License Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

8.7           No Agency.  The Parties are independent contractors.  Nothing contained herein or done in pursuit of this Amended License Agreement shall be construed as establishing a partnership, joint venture or similar relationship between the Parties for any purpose whatsoever.

8.8           No Third Party Beneficiaries.  This Amended License Agreement is made solely and specifically between and for the benefit of the Parties and their respective successors and assigns, and no other person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Amended License Agreement as a third party beneficiary or otherwise.

ZBB and Lotte Confidential Information
Amended License Agreement

8.9           Governing Law. The validity, construction and enforceability of this Amended License Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, USA, without regard to its conflict of law principles. Any controversy or claim (“Dispute”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this Section 8.9) arising out of or relating to this Amended License Agreement (including any amendments, annexations or extensions) or the breach thereof shall be settled by consultation between the Parties initiated by written notice of the Dispute by one Party to the other Party. In the event such consultation does not settle the Dispute within thirty (30) days after written notice of such Dispute, then the Dispute may be submitted to and shall be settled by binding arbitration in accordance with the then current ICC Rule for Dispute Resolutions and this Section 8.9. The arbitration shall be governed by the United States Arbitration Act, 9. U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Singapore unless otherwise agreed to in writing by the parties. There shall be one arbitrator.  Neither Party may unreasonably withhold consent of the selection of the arbitrator, and the Parties will share the costs of the arbitration equally. The arbitrator shall determine the substance of the claim(s) of the parties and render a final award in accordance with the substantive law of the State of Wisconsin, excluding the conflicts provisions of such law.  The arbitrator shall set forth the reasons for the award in writing.  The terms hereof shall not limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims, losses, damages or expenses.  It is expressly agreed that the arbitrator shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law.

8.10           Counterparts.  This Amended License Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

ZBB and Lotte Confidential Information
Amended License Agreement

IN WITNESS WHEREOF, the parties have caused this Amended License Agreement to be executed by their duly authorized representatives as of the Effective Date.

ZBB ENERGY CORPORATION	LOTTE CHEMICAL CORPORATION
/s/ Eric C. Apfelbach By: (Sign)	/s/ Jim Koo Hwang By: (Sign)
Name: Eric C. Apfelbach	Name: (Print): Jim Koo Hwang
Title: President and CEO	Title: Director
Date of Execution: December 16, 2013	Date of Execution: December 16, 2013

ZBB and Lotte Confidential Information
Amended License Agreement

EXHIBIT C

Royalty Rates

Royalty. Lotte will pay ZBB a Royalty on the Net Sales of the Product distributed or sold by Lotte only within the Non-Exclusive Territory (“Royalty Sales”). “Net Sales” means the total invoiced sale amount for Royalty Sales, after deducting for customer discounts, allowances, returns, expenses, transportation, shipping cost, packaging cost, insurance, delivery charges, payment of taxes or any other expenses or adjustments. For avoidance of doubt, for the purposes of the Royalty the Product does not include power conditioning parts.

Royalty Rate. The Royalty rate shall be [***]% of the Net Sales.

Threshold Amount. $[***].

[***]

ZBB and Lotte Confidential Information
Amended License Agreement